EXHIBIT 99.1
MOUNTAIN NATIONAL BANCSHARES, INC.
ANNOUNCES 5% STOCK DIVIDEND
     SEVIERVILLE, Tenn., January 24, 2007 — Mountain National Bancshares, Inc. (OTCBB: MNBT.OB) announced today that its board of directors has declared a 5% stock dividend payable on February 28, 2007 to shareholders of record on February 15, 2007. As a result of the stock dividend, each shareholder will receive one new share of stock for every 20 shares of stock they hold as of the record date. Fractional shares will not be issued and the company will pay cash in lieu of such fractional shares based on the closing price of the company’s common stock on February 15, 2007.
     Mountain National Bancshares, Inc. is the parent company of Mountain National Bank, with consolidated total assets of approximately $470 million at December 31, 2006. The bank operates seven full-service banking offices located in Sevier County, Tennessee.
     Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Mountain National to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, the effects of future economic or business conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services; the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates; the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and the possible failure to achieve expected gains, revenue growth and/or expense savings from such transactions; changes in accounting policies, rules and practices; changes in technology or products that may be more difficult, or costly, or less effective, than anticipated and other risks and uncertainties as detailed from time to time in the reports filed by Mountain National with the Securities and Exchange Commission.
     For additional information, contact Dwight B. Grizzell, President & CEO, or Michael L. Brown, Executive Vice President/COO at 865-428-7990.